The Barrett Opportunity Fund, Inc.
(the “Fund”)
Registration # 811-02884
Form N-SAR
Fiscal Year Ended August 31, 2011

Sub-Item 77K:  Change in Independent Registered Public Accounting Firm

On February 14, 2011, KPMG LLP ("KPMG”) was dismissed as the independent registered public accounting firm for the Barrett Opportunity Fund, Inc. (the "Fund"). The opinions of KPMG on the Fund’s financial statements for the fiscal years ended August 31, 2009 and 2010 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  The decision to replace KPMG was approved by the Audit Committee of the Fund's Board of Directors and by the Fund’s Board of Directors.

During the two most recent fiscal years and through February 14, 2011, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its opinions on the financial statements for such years.  During the two most recent fiscal years and through February 14, 2011, there were no reportable events of the kind enumerated in paragraphs (1)(v)(A) through (D) of item 304(a) of Regulation S-K.

On February 14, 2011, the Fund’s Board of Directors engaged the firm Cohen Fund Audit Services, Ltd. to serve as the new independent registered public accounting firm to the Fund.

The Fund has provided KPMG with a copy of these disclosures and has requested KPMG to furnish the Fund with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Fund herein and, if not, detailing the particular statements with which it does not agree. A copy of such letter, dated October 21, 2011, is filed as an exhibit to this Form N-SAR.

KPMG LLP 345 Park Avenue New York, NY 10154	Telephone212 758 9700 Fax212 758 9819 Internetwww.us.kpmg.com

October 21, 2011
Securities and Exchange Commission Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for The Barrett Opportunity Fund, Inc. (the Fund) and, under the date of October 20, 2010, we reported on the statement of assets and liabilities, including the schedule of investments, of the Fund as of August 31, 2010, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended.  On February 14, 2011 we were dismissed. We have read the statements made by the Fund which we understand will be filed with the Commission pursuant to Item 77K of Form N-SAR dated October 21, 2011, and we agree with such statements.

October 21, 2011